Exhibit 99.1

Pharmacyclics Conference Call Script March 15, 2012

Transcript of Pharmacyclics’ Second Quarter Fiscal 2012 Financial and Operational Results held on March 15, 2012 at 1:30 PM (PDT)

Ramses Erdtmann – VP of Finance

Thank you Danny.

Good afternoon and thank you for joining us for our call Conference Call today.  With me on the call and available to answer questions are our CEO and Chairman of the Board Bob Duggan, our Chief Medical Officer Dr. Lori Kunkel, our Chief Business Officer Dr. Maky Zanganeh, our Chief Scientific Officer Dr. David Loury, our VP of Research Dr. Joe Buggy, our Alice Wei who heads up our regulatory work .

Our agenda for today’s call will include an update on our financial results in our most recent quarter and an overview of our clinical progress and plans.

Before we start, let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics, including expectations regarding Pharmacyclics’ financial performance, commercial products and potential future products in different areas of therapeutic research and development.  Results may differ materially depending on the progress of Pharmacyclics’ product program, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors and those factors, detailed in Pharmacyclics’ filings with the SEC, such as the 10-Q, 10-K and 8-K reports.

Here is a summary of our financial results for the quarter ended December 31, 2011.

The GAAP net income for the fiscal quarter ended December 31, 2011 was $56.3 million, or 78 cents diluted earnings per share. This compares with a GAAP net loss of $7.5 million, or 13 cents loss per share for the fiscal quarter ended December 31, 2010.

Pharmacyclics Conference Call Script March 15, 2012

As of December 31, 2011, the company had cash, cash equivalents and marketable securities of $240.3 million, which compares with $112.3 million at June 30, 2011.

As previously announced on December 8, 2011, the Company entered into a worldwide collaboration with Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop and commercialize PCI-32765 a novel, oral, first-in-class Bruton's Tyrosine Kinase (BTK) inhibitor being developed for the treatment of Non Hodgkin's Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma, all of which are considered hematological malignancies. Pharmacyclics received from Janssen upfront payments totaling $150 million on signing the contract. In addition, Pharmacyclics will receive up to an additional $825 million in development and regulatory milestone payments, of which $250 million is based upon continued development progress, $225 million is based upon regulatory progress and $350 million is based on the approvals for the product.

Pharmacyclics and Janssen will collaborate on the development of PCI-32765 for oncology and other indications, excluding inflammation and immune mediated conditions. Each company will lead development for specific indications as stipulated in a global development plan, with development costs shared on a 40/60 basis (Pharmacyclics 40% and Janssen 60%). The agreement includes plans to launch multiple Phase III trials of PCI-32765 over the next several years.

Following regulatory approval, both Pharmacyclics and Janssen will book revenue and co-commercialize PCI-32765. In the US, Pharmacyclics will book sales and take a lead role in the development of the US commercial strategy. Both Pharmacyclics and Janssen will share in commercialization activities. Outside the United States, Janssen will book sales and lead and perform commercialization activities. Profits and losses from the commercialization activities will be split 50/50 on a worldwide basis. Development and commercialization activities under the collaboration will be managed through a shared governance structure.

I would now like to turn the call over to Bob Duggan our CEO and Chairman of the Board.

Pharmacyclics Conference Call Script March 15, 2012

Bob Duggan-CEO

Thank you, Ramses.  Good Afternoon. We appreciate the interest you have in Pharmacyclics, our progress, our outcomes and our outlook for the future. Key to our mission statement is to build a viable Biopharmaceutical Company and to drive this goal by making a SIGNIFICANT Difference for the Betterment of Patients in the field of Health Care.

Over the past 3 ½ years and very importantly over the past 3 ½ months substantive progress has been accomplished. While much hard work and numerous challenges are before us we remain steadfast in achieving the success we postulate and confident in our ability to do so.

Partnering with the World’s Leading Health Care provider, Johnson & Johnson via their wholly owned company Janssen Biotech, Inc. has a sparked meaningful advancement in our capacity to deliver on our obligation to patients.

I will take a few minutes to highlight a number of partnership accomplishments:

Governance of the collaboration was formed in less than 1 month during December 2011(despite holiday period and ASH meeting ongoing). This involved:

Formation of the Joint Steering, Joint Development, and Finance committees.

Formation of over 20 working groups. The working groups meet on a weekly or every other week of frequency.

The teams met in a > 100 person kick off (which only involved only a portion of the teams involved) – A roadmap to proceed was defined by each working group and a 20 page action item list was the result. The teams remain on track in executing the long term development plan and completing their immediate deliverables. Co-Chair of Janssen Biotech as well as the Co-Chair of Johnson & Johnson attended the kick off dinner and spoke to our mutual groups.

Even prior to official formation of working groups, the teams immediately gelled and started working together.

Pharmacyclics Conference Call Script March 15, 2012

The following was accomplished:

The clinical development plan is being executed without any delay: Multiple protocols in various histologies and for multiple trials in a number of different stages of development have been accomplished, a number which are either final or near-final.

The regulatory teams have jointly planned multiple interactions with US and EU regulatory agencies, three (3) of which have been executed with positive outcomes.

Knowledge transfer between the companies was initiated in less than 72 hours from execution of the contract. Thousands of regulatory, CMC, and clinical documents have been exchanged between the companies.

Critical project documents have been jointly reviewed routinely in less than two days review cycle to finalized and submit the health authorities or clinical sites as needed.

11 Key abstracts were created and reviewed jointly toward scientific conferences such as AACR, ASCO, and EHA, and multiple manuscripts are being reviewed and finalized an ongoing basis.

Our financial team members are vigilantly working to assure full control of our spend and to assure that we remain within our defined budget.

Executive teams of both companies have created a highly positive and collaborative working environment between our groups. I along with our Chief of Business Maky Zanganeh were invited to speak before J&J employees on two separate occasions, once in January, and a second one in February. I can assure you our groups share a combined sense of obligation and commitment to our patients and one another.

In the meantime, all ongoing Pharmacyclics studies remain on target for timeline and enrollment. Pharmacyclics is striving to build further infrastructure in becoming a viable biopharmaceutical company, while strongly aligning with the Janssen team by hiring the best team members and attracting great talent and we have great success in doing so. Hard work yes, worthwhile work yes – Frankly it is an honor for all of us to have a hand and make a difference for the betterment in such an important endeavor.

I will now turn the time over to our Chief Medical Officer Dr. Lori Kunkel.

Pharmacyclics Conference Call Script March 15, 2012

Lori Kunkel

Thank you Bob, and thank you all for joining our call.  As Bob has summarized we are pleased to share with you our advancements in the BTK program.

We are happy to report, recently the USAN (United States Adopted Name) Council has published the generic name for our Bruton's Tyrosine Kinase (BTK) Inhibitor, PCI-32765 as “ibrutinib."  We believe the unique name of ibrutinib further supports biotech innovation and our first in class status.  From this point on, we will refer to PCI-32765 as ibrutinib.

To date we have enrolled approximately 450 patients into clinical trials evaluating ibrutinib, and are advancing quickly into global registration trials. Our overall registration strategy includes approvals of ibrutinib as a single agent beginning in relapsed disease as well as in combination in relapsed disease. As you are aware we have an ongoing phase II as a single agent in elderly patients as first line treatment and will be discussing with regulatory authorities the appropriate registration strategy as these data continue to mature.

Discussions have been initiated with regulatory agencies on appropriate registration strategy in Mantle cell and are being finalized on our upcoming month.

We will focus our remarks on the clinical activities initiated and led by Pharmacyclics. Our collaboration partner, Janssen is also engaged in clinical activities and will be updating the public separately with their progress.

Our Phase 3 program in CLL is on schedule for initiation by mid-2012.  This Phase 3 is  a randomized, active controlled global trial in relapsed refractory CLL patients comparing ibrutinib as a single agent to ofatumumab as a single agent.  Approximately 350 patients will be randomized in a 1:1 fashion, we expect enrollment to be completed in approximately 18 months. The primary endpoint will be PFS, as determined by an independent review committee. The full study design has been discussed with global health authorities both in the US and Europe. We expect the primary analysis to be achieved in 2015.

Pharmacyclics Conference Call Script March 15, 2012

Now for a quick update on the progress of our ongoing studies.

Our phase 2 program continues to mature, and I would like to highlight a few key events since our last call. In our CLL trial 1102, patient enrollment is complete, with 117 patients treated.  I think it is important to remind everyone that this is a study evaluating ibrutinib as a single agent and included a group of elderly treatment naïve CLL/SLL patients. We intend to report the first analysis of 31 front line patients at one of the upcoming scientific conferences mid-year 2012. We are initiating the process for obtaining advice from various health authorities within the US and Europe over the next few months on the registration strategy of this frontline patient population. We anticipate starting a Phase 3 registration trial by the end of 2012, and this will be the second planned PCYC registration study.

Now for a summary of our two combination trials in CLL. The Phase Ib, study of ibrutinib, in combination with bendamustine and rituximab (BR) in subjects with relapsed or refractory CLL or SLL has completed enrollment with 30 patients treated. Discussions have been initiated with regulatory agencies on an appropriate registration strategy with this combination in the relapsed CLL setting and we are anticipating further updates on our progress by mid year.

In addition we have an ongoing Phase 1b/2 study of ibrutinib in combination with ofatumumab in subjects with relapsed or refractory CLL, which is investigating several treatment schedules. We now have 63 of 70 patients enrolled. We intend to report data from the first cohort of these patients as well as the data from BR combination at one of the upcoming scientific conferences mid-year 2012.

Our Phase 2 mantle cell trial has completed enrollment of 115 patients which included cohorts of subjects either previously treated with bortezomib or naïve to bortezomib. Discussions have been initiated with regulatory agencies on an appropriate registration strategy in mantle cell and are being finalized in the coming months.  Further update on study initiation plans will be provided mid-year. Study results from the Phase 2 trial will also be updated in the second half of this year at an upcoming scientific conference.

Pharmacyclics Conference Call Script March 15, 2012

For the diffused large B-cell trial we can expect to complete enrollment of all 60 patients within the next few months. Results on both the activated B-cell (ABC) subtype and the germinal center (GC) subtype are expected to be reported at an upcoming scientific conference in the second half of the year.

As you may remember, as part of the first Phase 1 study of ibrutinib in patients with recurrent B-cell malignancies we expanded enrollment into an activated B-cell (ABC) subtype with the National Cancer Institute.  Preliminary results were reported at ASH 2011. Overcoming the addiction of ABC diffused large B-cell tumors to BCR signaling through BTK inhibition will be an important topic of discussion at a plenary session at AACR in their April meeting in Chicago.

We have also now opened a Phase 2 study of ibrutinib in subjects with relapsed/refractory multiple myeloma (MM). We find this prospect exciting, as pre-clinical studies, both internally and externally through collaborations, have suggested a potentially vital role of BTK in both malignant plasma cells and the bone marrow microenvironment. We plan to enroll 35 patients and anticipate completing the enrollment by early 2013.

Now, a quick update on our other two programs, the Phase 2 portion of the Factor VIIa Inhibitor study is enrolling and patients are being randomized to receive either gemcitabine alone or gemcitabine plus PCI-27483. An interim analysis of the results is planned for the first half of calendar 2012.

And for our HDAC Inhibitor Program, we continue to progress with abexinostat formerly referred to PCI-24781 our oral histone deacetylase inhibitor. It is being evaluated clinically in conjunction with our corporate development partner, Les Laboratoires Servier. To date approximately 250 patients have been treated in a variety of Phase 1 and 2 studies. For NHL, we are investigating abexinsotat as a single agent in follicular lymphoma in the relapsed setting and expect to complete enrollment shortly. The Phase 1 in combination with doxorubicin in sarcoma patient has been completed and Phase 2 planning is underway. Our collaboration partner for ex-US markets, Servier, continues to expand its clinical development program of abexinostat and currently has six Phase 1/2 trials ongoing in Europe. Further analysis of these trials and updates will be released by Servier. We anticipate reporting results from the HDAC Inhibitor Program at upcoming scientific meetings during the second half of this year.

Pharmacyclics Conference Call Script March 15, 2012

And now we will open the floor to further questions.

Mike King, Rodman:
Good afternoon thanks for taking my questions.  I have two quick questions one for Lori then one for Bob.  The first question is on the randomized trial of ibrutinib vs. ofatumumab, can you just talk a little bit more about these assumptions that are baked into the trial,is this going to be a superiority, I assume it’s a superiority trial if so can you give us, say what kind of parameters your expecting as far how much better you expected to be on PFS on ofatumumab?

Lori Kunkel:
Thank you Mike for the questions, so yes this is a superiority trial for progression for survival we have based our study design 350 patients on achieving a clinically significant difference in thePFS which is a hazard ratio of 0.60, so of course as we plan these trials we do make some assumptions, what I can tell is you the current available data for ofatumumab in a population that we are planning to enroll is approximately 9 months so our design is base on showing improvement of at least 6-7 months above that population.

Mike King, Rodman:
Ok, and then I thought I hear you correctly you I thought you saying that it takes you 18 months to enroll or did I misunderstand you?

Pharmacyclics Conference Call Script March 15, 2012

Lori Kunkel:
That is our current public projection.

Mike King, Rodman:
Ok.

Mike King, Rodman:
And then for Bob, as we talk to some investors I think this concern has subsided somewhat but now that your sort of you know you're much tighter aligned with J&J maybe you can talk a little bit about what capabilities they bring to the table that would the NPV of ibrutinib 'cause I think there were some people who say well you know it’s the drug to J&J and you wouldn’t have done if it lowered the NPV of the drug so I was just wondering if you can elaborate on that point .

Bob Duggan:
Thank you Mike yes. This project as one will see patiently through time is an Olympian project that has a potential to transform treatment in the CLL and NHL environment and as we assessed it and looked at the progress that we were making and  frankly the progress that ibrutinib was making, we felt we wanted to choose a significant partner that gave us a large sense of responsibility, funded us properly, had the same Olympian outlook that we had assumed ourselves and yet at the same time would give us although we were by far the smaller entity a large share opportunity within our chosen territory  United States. So we found a partner that was able, was willing to put significant monies on the table those have been described and so I won’t go into those further.  Would allow us to book revenue in the United States, file NDA with the FDA have world wide responsibility in parallel to their activities but we were able to take these strategic and tactically lead in the US and call on them for whenever and wherever we felt they can bring assistance.  So we looked at 19 different companies, we gave a serious open look at 7 that eventually reduced down to 5 and then reduced down to 2 and I would say there’s always a third one on the table, which was to do it ourselves but we now have a very interesting powerful set of circumstance here with the partner that we’ve got as I said this will no longer be diluted to our owners with regard to ibrutnib, so I think that says a lot and we have some strong passion for what we do and how we go about doing it and it is important when you sign up for a partnership that exist out beyond 2030 to make sure that regardless of the people may come and go that the organization has a common bond and common attitude as they approach business and their conduct of business. And while we were impressed with each company we’ve dealt with, we were singularly impressed with the Credo of Johnson & Johnson attitude and the approach that Janssen is taking and the people that are currently involved. So we met with all the leaders of the company and we’ve got, given them our commitment and I received commitments from them. To really make this happen, so that’s why we chose J&J.

Mike King, Rodman:
Thanks for the color around that.

Pharmacyclics Conference Call Script March 15, 2012

Bob Duggan:
We will take your next question, Operator.

Greg Wade, Wedbush:
Good afternoon and thank you for taking my question. Lori, couple of things with the respect to proposed phase 3 study in the CLL setting, do you plan to have a formal intern analysis where you use some sort of a O’Brien Fleming stopping rule for potential early efficacy? And then with respect to the phase III study your discussing with the FDA, I think in relapsed refractory CLL setting withsetting with bendamustine and rituximab we see that’s the path that your competitor Gilead has chosen as one of their phase III to startup more quickly. Can you just tell us what your thinking was around the plus and minuses of choosing a study versus Ofa versus that pathway and thanks.

Lori Kunkel:
Those are really great questions. We do have an interim planned for our PCYC phase 3trial in the head to head with ofatumumab.  That interim is essentially designed for us to evaluate that we’re on track to meet our key assumptions around PFS endpoints as well our safety so at this time that is what that interm is planned for. With respect to, moving forward in discussions around bendamustine and rituximab combination with ibrutinib, we have, we have completed our bendamustine and rituximab Phase 2 trial that data will be reported out as I mentioned later this year that is further along than the ofatumumab combination. The ofatumumab combination we’re actually exploring a variety of schedules in order to optimize the best treatment for the patient with that combination. So that really informed our decision on moving the bendamustine Rituxan forward and we were able to quickly get that on the table for a discussion.

Adnan Butt, RBC:
Hi everybody it’s Adnan on Jason’s behalf, couple of questions likely for Lori as well in terms of the feedback you’ve had  for the Phase 3 trial what kind of feedback is that just for the US or is it that for EU as well. I’m trying to figure out if the trial you conduct here if it will be eligible to file in Europe as well.

Lori Kunkel:
Yes, we have discussed in the past, all of our trials is a global registration so the trial will be conducted both in the US and ex-US and indeed we have had a discussion with both US and European authorities on both our CLL program as well as our Mantle cell program and will continue to global discussion for our next planned Phase 3.

Pharmacyclics Conference Call Script March 15, 2012

Adnan Butt, RBC:
Can you tell us how many centers you plan to open for this?

Lori Kunkel:
For the 1112 what I can tell you all of the details will be posted by the end of the month on NCI.gov and then you’ll be able to get additional information around their centers.

Adnan Butt, RBC:
So is it fair assumptions that the study will begin by the end of the month or is it just being posted by the end of the month?

Lori Kunkel:
It will be posted by the end of the month we are committing to open it by mid-year but it should be posted by the end of the month.

Adnan Butt, RBC:
What more needs to be done before plans for MCL are finalized and how soon might that be?

Lori Kunkel:
So, we have or had discussions w/regulatory authorities both in the US and Europe and we received feedback on our potential design and we’re in the process of finalizing those designs and will be really releasing that data by mid-year, our plan for that by mid-year.

Adnan Butt, RBC:
And that will be a comparator study as well?

Lori Kunkel:
That certainly as we discussed before one of our favored approaches to registration strategy even if we elected to do accelerated approval, we would have to have a randomized controlled trial ongoing at the time of open label submission so yes, Mantle cell plan would include a randomized trial.

Adnan Butt, RBC:
And maybe this question is for Duggan, Duggan in terms of deciding  which company pursues what, is that decided by indication so if Pharmacyclics opted for MCL and CLL would J&J potential do DLBCL? How is that determined going forward?

Pharmacyclics Conference Call Script March 15, 2012

Bob Duggan:
Adnan thank you that will be revealed as we develop each histology so that a future revelation but we have shared responsibity with the two and you’ll see that manifest itself overtime months April thru December are going to be exciting and busy for both of us and I’m sure there be a lot more information available at that time.

Adnan Butt, RBC:
If I can sneak in one more, are there plans for any first line studies at this time?

Lori Kunkel:
As I had mentioned that we, our data is maturing in our phase 2 study single agent ibrutinib in elderly previously untreated patients front line patient and we are initiationing discussion with regulatory authority on a potential registration pathway (uncreated) population.

Adnan Butt, RBC:
Ok thanks, I will get back in queue.

Bob Duggan:
Operator, next question.

Derrick Tang, Private Investor:
Hi thank you for taking my questions can you guys hear me?

Bob Duggan:
Yes Derrick.

Derrick Tang, Private Investor:
Oh hi the first question is can you comment on the regulatory end point decision using PFS rather than overall survival for the CLL registration study given that rituximab study in first line, second line all use a survival end point.   Can you talk about what was the regulatory feedback that you received on choosing that end point that’s my first question?

Pharmacyclics Conference Call Script March 15, 2012

Lori Kunkel:
Certainly I’m going turn that over to Alice Wei who is head of our regulatory to address that.

Derrick Tang, Private Investor:
Hi Alice.

Alice Wei:
Hi Derrick thank you for, thank you for the question.  As you know in the US and EU both PFS have been utilized and continues to be accepted as an endpoint for these types of trials and as you know as well we shared  this information with you that we have vetted this thru the EU and US health authorities and they have reached the same conclusion as we have that PFS is the most appropriate endpoint to use in this type of trial and this type of population of patients and as for the rituximab trial I’m not really aware of the data so I can’t really speak to that.

Derrick Tang, Private Investor:
Ok, suffice to say that the survival is going to be secondary endpoint of the randomized study as well?

Lori Kunkel:
We will certainly be following our patient enrolling in study and looking for survival trend.

Derrick Tang, Private Investor:
Ok, my second question regarding to the data that you presented at ASH meeting last year when you cut the data in terms of fludarabine refractory, I think you used the definition there was relapsed and refractory I think you used the definition of progression within 6 months of last fludarabine treatment, is that correct?

Lori Kunkel:
For our, for the definition of refractory disease that definition as you know  has varied from trial to trial so with respect to the prior definition for refractory disease it actually has been 6 months on our studies.

Derrick Tang, Private Investor:
Right and most of our studies use one year such as ofatumumab study and I was wondering if you have cut the data that way in order to give us a better idea as comparison on an apple to apple basis.

Pharmacyclics Conference Call Script March 15, 2012

Lori Kunkel:
You know I would I have to get back to you on that given that currently our disease control rate is over 80% and 75% of patients remain on study probably that information at this time point wouldn’t be that valuable since we achieved durable responses in all of the fludarabine prior treated patients.

Derrick Tang, Private Investor:
I’m more talking about all the patients you enrolled some of them are refractory and some are just relapsed and by using a different definition your patient population will be different right? For that particular subset and I was just wondering what the data looked like in that subset and is there any difference versus the way that you cut the data, but we can follow up offline.

Lori Kunkel:
There has been no difference and we will however because of the ofatumumab control stratify for that factor in the phase 3.

Derrick Tang, Private Investor:
So end of phase 3 study that you don’t necessary required fludarabine refractory as long as the patient failed fludarabine it could be either relapsed or refractory both is gonna be eligible for the third line study that your gonna run (unclear).

Lori Kunkel:
That is correct, further detail inclusion and exclusion will be in the detailed will be posted in NCI.gov, yep.

Derrick Tang, Private Investor:
Thank you very much taking my question.

Bob Duggan:
You’re welcome.  Next question, Operator.

Jerry Benjamin, Private investor:
Hi thank you very much. I like to know about fast tracking of speeding up the process of getting approval and it getting to market.   Any of the particular drugs especially the one that’s going into phase 3.

Lori Kunkel:
So, certainly for fast track, we meet the criteria for fast track approval and that would be part of  our strategy, Alice can speak to the details of the with what would be required.

Pharmacyclics Conference Call Script March 15, 2012

Alice Wei:
So basically as you are probably well aware of that fast track is a development of a drug and a clinical development program so it would be per therapeutic oncologic program or indication disease such as CLL, MCL so on so forth. So you are correct if this is a good candidate for fast track designation by the agency and it is a good candidate that we are having that within our plan looking  for consideration so at this point time all I can say is stay tune and you’ll be hearing more about that in the near future.

Jerry Benjamin, Private investor:
Ok, thank you so for now you have not apply for fast tracking on these particular drug and your eligible for it because it’s  stem cell deal where you have to wait years for that but this is something that so common that they’ve allowed fast tracking and that you’re going to apply for fast tracking?

Alice Wei:
So, yeah, it is eligible for fast tracking designation like I said previously that is within our the scope of our plan so I again encourage you to stay tuned.

Jerry Benjamin, Private investor:
Now one more thing since it is in scope of your plan and you have great results this particular drug that has very little side effects and it’s an oral pill and it really seems to be like everybody has been talking about how great it is and everything. When are you going to apply for it since and how come it’s not in the application mode?

Alice Wei:
So as you know that fast track designation is a tool that used basically in the greatest advantage fast track comes when you’re at the end about to file registration package for approval that’s really where the advantages of fast track come in to probably the most significant part go.

Jerry Benjamin, Private investor:
Does that mean it has to go through phase III completely or can it happen at beginning in phase III if everything it looks good?

Pharmacyclics Conference Call Script March 15, 2012

Alice Wei:
It can happen at the beginning in Phase III, yes.

Jerry Benjamin, Private investor:
And that phase III goes into effect at what particular time, I know I’m not up on everything?

Alice Wei:
So you know all I can say is that it’s not a time specific event.

Jerry Benjamin, Private investor:
Ok, so phase III can happen a year from now?

Alice Wei:
But the benefit of the fast track designations are really materialized during the course of the licensed application review and filing.

Jerry Benjamin, Private investor:
And what I’m trying to get to like is there a time window like three months six month does phase III normally last a year? Or it usually last six months? What can we be looking forward to get for this drug to get into market? Is there a time window between a year or two or it six months could it happened in three months? Is there a possibility I want to know the possibilities how long we’re going to sit here and wait for this I just wanted to know you know I’m an amateur at this.

Lori Kunkel:
Well, as I mentioned, our enrollment is gonna to take so you know.

Jerry Benjamin, Private investor:
Years?

Lori Kunkel:
Projecting you know 18 months for enrollment and then.

Jerryy Benjamin, Private investor:
Ok, I can have two babies by then right?

Lori Kunkel:
Exactly yeah well we were hope to make more by then but.

Jerry Benjamin, Private investor:
In laboratory we can make 5 babies.

Pharmacyclics Conference Call Script March 15, 2012

Lori Kunkel:
Then you have follow up, and then once that your follow up endpoint is achieved and then you undergo the filing process, which can take a number of months after that and so no it’s not a six months process its usually around 2-2 ½ years process.

Jerry Benjamin, Private investor:
Ok thanks I’m just curious but stock is doing very good you know and I appreciate it very much so good luck to you and hopefully you could come up with some miracle cure as quickly as you can.

Bob Duggan:
Thanks Jerry.

Jerry Benjamin, Private investor:
Alright buddy.

Bob Duggan:
Next question operator.

Greg Wade, Wedbush:
Hey thanks for taking my follow-up. Lori just a quick clarification the phase 3 with Ofa is vs. Ofa right, is not in combination with Ofa vs. Ofa?

Lori Kunkel:
Yes, it is vs. Ofa, our single agent the most mature so that trial will be single agent and trial we are going to be discussing with the Agency the elderly will based on single agent data.

Greg Wade, Wedbush:
Ok, and then back to the first question with respect with interim so the formal interim wouldn’t be a potential for an early stop that’s just for planning purposes will you also though employ potentially an early stopping rule within the study should you achieve a pre-specified boundary a study for efficacy?

Lori Kunkel:
We interim as planned now is not for early stopping we will have an independent review committee in place for that our projections is to run the entire trial to meet the primary point analysis.

Pharmacyclics Conference Call Script March 15, 2012

Greg Wade, Wedbush:
Thank you.

Operator:
We have no further questions in queue at this time, I’m sorry a question just came in from Jason Kantor, RBC go ahead.

Adnan Butt, RBC:
Hi Lori is there you can be a bit more specific about what we might expect at ASCO at this time and secondly when could we get greater clarity other phase 3I trials likely will be pursued this year or is it more likely to be next year.

Lori Kunkel:
So your second question is that we certainly expect to give you more clarity around the other two trials by the end of the year and hopefully around mid-year and we gave you clarity on our first trial which we committed to about mid year and our second trial we are going to moving forward with discussion in front line elderly. Also, with respect to ASCO, wewill presenting data on the bendamustine and rituxan combination with ibrutinib as well as the first cohort on the ofatumumab ibrutinib combination and we will be presenting our first analysis on our single agent activity in the frontline elderly.  So, if you take an overarching look on how these trials  are rolling out again strategy of relapsed as single agent as well as in combination and to move upfrontvery quickly.

Adnan Butt, RBC:
Ok, thanks.

Bob Duggan:
Operator time for a final question.

Operator:
There are no further questions in the queue.

Bob Duggan:
Thank you we looking forward seeing you at ASCO and have a good rest of the afternoon, thank you operator.

Operator:
Ladies and gentlemen this concludes today’s teleconference.